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                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                          OF CS WIRELESS SYSTEMS, INC.

     CS Wireless Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the Sate of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of CS Wireless Systems, Inc. resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of CS Wireless Systems, Inc., declaring said amendments to be advisable and calling a meeting of stockholders or alternatively requesting a solicitation of stockholders for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Amended and Restated Certificate of Incorporation of CS Wireless Systems, Inc. be amended by deleting ARTICLE FOURTH in its entirety and substituting in lieu thereof the following:

     FOURTH: The total number of shares of capital stock which the Corporation has the authority to issue is Fifteen Million (15,000,000) shares of common stock with a par value of $.001 per share. The common stock of the Corporation shall be entitled to one (1) vote per share in all proceedings in which actions shall be taken by the stockholders of the Corporation. In the event of a vacancy from any cause on the Board of Directors, including, but not limited to, the death, disability, removal, disqualification, resignation or refusal to act of any of the directors, the holders of the common stock shall nominate and elect one or more directors to fill the vacancy so created. Any director may be removed at any time, with or without cause, by the affirmative vote of stockholders owning more than fifty percent (50%) of the common stock.

     SECOND: That pursuant to the direction of the Board of Directors, written consent of a majority of stockholders of the Corporation pursuant to
     Section 228

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     of the General Corporation Law of the State of Delaware was solicited and obtained.

     THIRD: That said amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of the Corporation shall not be reduced under or by reason of the amendment.

     IN WITNESS WHEREOF, CS Wireless Systems, Inc. has caused this Certificate to be signed by Thomas Dixon, Senior Vice President, and Albert G. McGrath, Jr., Acting Secretary, on this 20th day of August, 1998.

     CS WIRELESS SYSTEMS, INC.

     BY:
         ------------------------
           THOMAS DIXON,
           SENIOR VICE PRESIDENT

     ATTEST:


     -----------------------------
     ALBERT G. MCGRATH, JR.
     ACTING SECRETARY

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